Exhibit 99.1

Nortech Systems Announces 2022 Fourth Quarter and Full Year Results

Fourth Quarter Revenue Up 6.5% from Prior Year;
Gross Margin Improvement of 6.3 percentage points to 14.3%

MINNEAPOLIS – March 16, 2023 -- Nortech Systems Incorporated (Nasdaq: NSYS) (the "Company"), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, industrial and defense markets, reported 2022 fourth quarter and full year results for the period ended December 31, 2022.

2022 Fourth Quarter and Full Year Highlights

●	Fourth quarter 2022 revenue of $35.6 million, up 6.4% compared to the fourth quarter of 2021.
●	Full year revenue of $134.1 million, up 16.5% from 2021.
●	Fourth quarter gross margin of 14.3%, up 6.3 percentage points from gross margin of 8.0% in the fourth quarter of 2021.
●	Full year earnings before interest, taxes, depreciation, and amortization (EBITDA) of $5.8 million, up from the ($0.2) million EBITDA loss in the prior year period.
●	Quarter-end backlog of $104.0 million on December 31, 2022, up 9.6% compared to December 31, 2021.

Management Commentary

“Our double-digit revenue growth last year – culminating with both a record quarter and record year in revenue – is a credit to excellent collaboration among our dedicated employees, suppliers and customers,” stated Jay D. Miller, President & CEO of Nortech Systems. “Fourth quarter revenue growth is notable in light of the strong revenue level for the same period in 2021. I want to thank the entire Nortech team for their contributions to this achievement.”

“Throughout 2022, we saw a gradual improvement in supply chain bottlenecks and component lead times,” noted Mr. Miller. “These improvements enabled customers to slowly reduce their inventory levels. Our operations are designed to be responsive to fluctuating demand and economic forces, facilitated by our inventory management technology and experienced supply chain personnel.”

“For our key strategic customers, across medical, industrial and defense markets, Nortech’s team members build complex products and perform highly technical services, often on tight deadlines.” Miller commented, “Effectively executing this low-volume, high-mix model differentiates us while helping our customers achieve world-class quality, delivery and competitiveness.”

2022 Fourth Quarter and Full Year Results (in thousands)

	Q4 22	Q4 21	Change	Full Year 2022	Full Year 2021	Change
Revenue	$35,617	$33,462	6.4%	$134,123	$115,168	16.5%
Gross Profit	$5,103	$2,677	90.6%	$20,480	$11,195 Note 1	82.9%
Gross Margin	14.3%	8.0%	6.3 pts	15.3%	9.7% Note 1	5.6 pts
EBITDA	$1,226	$(374)	+$1,600	$5,806	$(241)	+$6,047

Note 1 - Full year 2021 gross profit included $4.7 million in CARES Act Employee Retention Credits (ERC). Net of the ERC, full year 2021 adjusted gross profit would have totaled $11.2 million or 9.7%.

In the fourth quarter 2022, revenue totaled $35.6 million, a 6.4% increase from revenue in the fourth quarter of 2021. For the full year 2022, revenue totaled $134.1 million, a 16.5% increase from revenue in the prior year. In the fourth quarter of 2022, gross profit totaled $5.1 million, or 14.3%, compared to gross profit of $2.7 million, or 8.0%, in the fourth quarter of 2021. For the full year 2022, gross profit totaled $20.5 million, or 15.3%, compared to gross profit of $15.9 million, or 13.8%, in 2021. Full year 2021 gross profit included $4.7 million in CARES Act Employee Retention Credits (ERC). Net of the ERC, full year 2021 adjusted gross profit would have totaled $11.2 million or 9.7%. Gross profit improvement was primarily due to pricing increases implemented to overcome inflationary costs as well as higher plant volumes and improved operating efficiencies.

Fourth quarter 2022 operating expenses totaled $4.4 million, flat compared to the prior quarter and a 22.6% increase from fourth quarter 2021 operating expenses of $3.6 million. The increase in year-over-year operating expenses was primarily driven by two expense categories. Research and development costs increased $174,000 to support new technologies, such as the Active Optical Extreme (AOXTM) cable platform, improved digital data capabilities and sustainability programs. Also, a year-over-year increase of $347,000 in fourth quarter 2022 sales engineering expenses helped enable the increase in revenue. For the full year 2022, operating expenses totaled $16.6 million, up 22.1% from operating expenses of $13.6 million in 2021. In addition to R&D, sales engineering, and labor inflation, Nortech is investing in upgrading essential IT, HR, and analytical capabilities.

Full year 2022 income tax expense was $1.5 million compared to $0.9 million in 2021. The effective tax rate for fiscal 2022 and 2021 was 42% and 12%, respectively. Our 2022 tax rate was driven by the increase in the valuation allowance from the Tax Cuts and Jobs Act requirement to capitalize and amortize research and experimental expenditures in 2022. Our tax rate in 2021 was driven by the nontaxable PPP loan forgiveness.

Fourth quarter 2022 EBITDA totaled $1.2 million, a significant increase over an EBITDA loss of ($0.4) million in the fourth quarter of 2021. For the full year 2022, EBITDA totaled $5.8 million, a $6 million increase from an EBITDA loss of ($0.2) million in 2021. Both the fourth quarter and full-year increases resulted primarily from the previously discussed revenue and gross profit increases offset by investments in operating capabilities.

Business Outlook

“We are confident in progress Nortech has made as a team over the past four years,” stated Mr. Miller. “We have built a solid financial platform, and Nortech’s gross margin, cash flow, and balance sheet are all healthier. We have invested in our people and enhanced our inclusive culture. We are also carefully investing our engineering resources to develop and sell innovative proprietary products that can complement and enhance our customers’ offerings. Those foundational capability improvements give us confidence in Nortech’s future growth opportunities.”

Conference Call

The Company will hold a live conference call and webcast at 8:00 a.m. central time on Friday, March 17, 2023, to discuss the Company's 2022 fourth quarter and full year financial results. The call will be hosted by Jay Miller, Chief Executive Officer and President and Chris Jones, Chief Financial Officer. To access the live audio conference call, US participants may call 888-506-0062 and international participants may call 973-528-0011. Participant Access Code: 929400. Participants may also access the call via webcast at: https://www.webcaster4.com/Webcast/Page/2814/47724

About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding bookings, future financial results or trends in financial results, market growth, our ability to adjust pricing to combat inflation, revenue and growth contributions due to new products, technologies and innovations, backlog trends, and customer demand. While this release is based on management's best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) engineering challenges with new products, technologies and innovations; (2) our ability to secure intellectual property rights with respect to new products, technologies, and innovations; (3) supply chain disruptions leading to parts shortages for critical components; (4) volatility in market conditions which may affect market supply of and demand for the company's products; (5) increased competition; (6) changes in the reliability and efficiency of operating facilities or those of third parties; (7) risks related to the availability of labor; (8) commodity cost increases coupled with our inability to raise prices charged to our customers; (9) general economic, financial, and business conditions that could affect the company's financial condition and results of operations; (10) macroeconomic headwinds that negatively impact the markets Nortech serves; (11) foreign exchange risk related to the company's operations in China. Some of the above-mentioned factors are described in further detail in the section entitled "Risk Factors" in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure used by management that we believe provides useful information to investors because it reflects ongoing performance excluding certain non-recurring items during comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between different organizations as a result of differing capital structures and tax strategies. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered an alternative to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical metric and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

Adjustments to EBITDA in 2021 include (in thousands):

●

In the third quarter of 2021, we recognized $5,209 related to the CARES Act Employee Retention Credit (ERC) as a reduction of costs of goods sold of $4,670, selling expense of $125, and general and administrative expense of $414.

●	CARES Act Paycheck Protection Program (PPP) loan forgiveness gain of $6,170 recorded in the fourth quarter of 2021.
●

Restructuring expense in 2021 of $327 related to the consolidation of our printed circuit board production capabilities into our center of excellence in Mankato, Minnesota and closure of our Merrifield, Minnesota plant.

●	Gain on sale of assets in 2021 of $141 related to the closure of our Merrifield, Minnesota plant.
●	Loss on abandonment of intangible assets in 2021 of $560 related to abandonment of the Devicix tradename.

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
INCOME STATEMENT	December 31,		December 31,
(in thousands)	2022	2021	2022	2021

Net Sales	$35,617	$33,462	$134,123	$115,168

Cost of Goods Sold	30,514	30,785	113,643	99,304

Gross Profit	5,103	2,677	20,480	15,864
	14.3%	8.0%	15.3%	13.8%

Operating Expenses
Selling Expenses	967	620	3,719	2,361
General and Administrative Expenses	3,079	2,755	11,425	10,002
Research and Development Expenses	309	135	1,463	483
Restructuring Expenses	-	8	-	327
Loss on Abandonment of Intangible Assets		-		560
Gain on Sale of Property and Equipment	-	36	(15)	(141)
Total Operating Expenses	4,355	3,554	16,592	13,592

Income (Loss) from Operations	748	(877)	3,888	2,272

Other (Expense) Income
PPP Loan Forgiveness Gain	-	6,171	-	6,171
Interest Expense	(74)	(116)	(411)	(430)

Income Before Income Taxes	674	5,178	3,477	8,013

Income Tax Expense	1,057	212	1,467	859

Net Income (Loss)	$(383)	$4,966	$2,010	$7,154

Net Income (Loss) Per Common Share - Basic	$(0.14)	$1.86	$0.75	$2.68

Weighted Average Number of Common Shares Outstanding - Basic	2,685,378	2,664,586	2,685,378	2,664,586

Net Income (Loss) Per Common Share - Diluted	$(0.14)	$1.76	$0.70	$2.54
Weighted Average Number of Common Shares Outstanding - Diluted	2,685,378	2,821,523	2,891,285	2,821,523

	TWELVE MONTHS ENDED
BALANCE SHEET (in thousands)	December 31, 2022	December 31, 2021
Cash	$1,027	$643
Restricted Cash	1,454	1,582
Accounts Receivable	15,975	14,548
Employee Retention Credit Receivable	2,650	5,209
Inventories, Net	22,438	19,434
Contract Assets	9,982	8,698
Prepaid Expenses and Other Current Assets	1,333	1,660
Property and Equipment, Net	6,408	5,833
Operating Lease Assets	7,850	8,983
Other Intangible Assets, Net	422	501
Total Assets	$69,540	$67,091

Accounts Payable	$14,792	$12,710
Lease Obligations, Finance & Operating, Net	9,659	11,254
Accrued Payroll and Commissions	4,803	4,045
Customer Deposits	3,407	2,937
All Other Liabilities	1,946	1,074
Line of Credit	6,853	8,959
Shareholders’ Equity	28,080	26,111
Total Liabilities and Shareholders’ Equity	$69,540	$67,091

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
RECONCILIATION TO ADJUSTED EBITDA	December 31,		December 31,
(in thousands)	2022	2021	2022	2021
Net Income	$(383)	$4,966	2,010	7,154
Interest expense	74	116	411	430
Tax expense	1,057	212	1,467	859
Depreciation & amortization expense	478	495	1,918	1,949
Loss on Abandonment of Intangible Assets	-	-	-	560
PPP Loan Forgiveness Gain	-	(6,171)	-	(6,171)
Employee Retention Credit Income	-	-	-	(5,209)
Gain on Sale of Asset	-	-	-	(141)
Restructuring expense	-	8	-	327
Adjusted EBITDA	$1,226	$(374)	5,806	(242)